AMENDED AND RESTATED TRANSITIONAL ADMINISTRATIVE AND
MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED TRANSITIONAL ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is dated as of August 19, 2022, between The LGL Group, Inc., a Delaware corporation (“LGL”), and M-tron Industries, Inc., a Delaware corporation (“Mtron”, and together with LGL, “Parties”, or each individually, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Transitional Administrative and Management Services Agreement, dated as of August 3, 2022 (the “Existing Transitional Administrative and Management Services Agreement”);

WHEREAS, following the consummation of the distribution (the “Distribution”) contemplated by the Amended and Restated Separation and Distribution Agreement dated of even date herewith among LGL and Mtron (the “Distribution Agreement”), Mtron desires that LGL provide certain administrative and management services to Mtron, and LGL desires that Mtron provide certain administrative and management services to LGL;

WHEREAS, subject to the terms and conditions of this Agreement, each Party is willing to provide the other Party with such services for a transitional period; and

WHEREAS, the Parties desire to amend and restate the Existing Transitional Administrative and Management Services Agreement in its entirety and enter into this Amended and Restated Transitional Administrative and Management Agreement.

NOW, THEREFORE, LGL and Mtron agree as follows:

Section 1.Services.  Commencing at the time of the Distribution, LGL agrees to provide, or to coordinate the provision by others, to Mtron the transitional services set forth on Exhibit A hereto (the “LGL Management Services”), and Mtron agrees to provide, or to coordinate the provision by others, to LGL the transitional services set forth on Exhibit B hereto (the “Mtron Management Services” and, together with the LGL Management Services, the “Management Services”). Without limiting the foregoing, the Parties may modify the Management Services from time to time and may identify additional services to incorporate into this Agreement.

Section 2.	Provision of Management Services.

(a)Consultants and Other Advisors.  In providing the Management Services, each Party may, subject to the prior written consent of the other Party, employ consultants and other advisors in addition to utilizing its own employees.  The Management Services are intended to be generally comparable in type and quantity to that which a Party provided to the other Party, it affiliates and its businesses prior to the Distribution.

LEGAL_US_E # 165242443.1

(b)Subrogation of Rights Vis-A-Vis Third Party Contractors.  In the event any liability arises from the performance of the Management Services hereunder by a third party contractor, upon indemnification of a Party and/or its representatives, including but not limited to such Party’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors and consultants, the other Party shall be subrogated to such rights, if any, as such indemnified Party may have against such third party contractor with respect to the Management Services provided by such third party contractor.

(c)Laws and Governmental Regulations.  Mtron shall be solely responsible for compliance with all laws, rules and regulations including the Investment Advisers Act of 1940.

(d)Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no actions of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 3.Term; Standard of Care.  Each of LGL and Mtron shall provide its respective Management Services to the other Party as the other Party may request for a period of up to twelve (12) months from the date of the Distribution (“Term”); provided that any or all of the Management Services may be terminated by either Party at any time and for any reason on not less than thirty (30) days’ prior written notice to the other Party.  In providing the Management Services hereunder, each Party will exercise the same degree of care as it has exercised in providing such Management Services to its affiliates prior to the date hereof, including the same level of quality, responsiveness and timeliness as has been exercised by each Party with respect to such Management Services.

Section 4.	Operating Committee.

(a)Organization. The Parties shall create an operating committee (the “Operating Committee”) and shall each appoint one (1) employee to the Operating Committee for the Term.  The Operating Committee will oversee the implementation and application of this Agreement and shall at all times reasonably and in good faith attempt to resolve any dispute between the Parties. Each of the Parties shall have the right to change its Operating Committee member at any time with employees of comparable knowledge, expertise and decision-making authority.

(b)Decision Making. All Operating Committee decisions shall be taken unanimously. If the Operating Committee fails to make a decision, resolve a dispute, agree upon any necessary action, or if a Party so requests, in the event of a material breach of this Agreement, a senior officer of LGL and a senior officer of Mtron, neither of whom shall have any direct oversight or responsibility for the subject matter in dispute, shall attempt within a period of fourteen (14) days to conclusively resolve any such unresolved issue.

(c)Meetings. During the Term, the Operating Committee members shall meet, in person or via teleconference, at least once in each month, or less frequently if agreed by the members of the Operating Committee. In addition, the Operating Committee shall meet as often as necessary in order to promptly resolve any disputes submitted to it by any representative of either Party.

Section 5.	Compensation.

(a)Charges for Management Services. Each Party will pay the other Party the charges, if any, the applicable charges, if any, set forth on Exhibit A and Exhibit B hereto (collectively, the “Transition Services Schedules”) for the Management Services provided by the other Party set forth herein as may be adjusted, from time to time, in accordance with this Agreement or, if no charges are specifically indicated otherwise on the Transition Services Schedules, the cost of services provided.  The Parties intend, having regard to the reciprocal and transitional nature of the Agreement as well as other factors, for the charges to be easy to administer and justify; and therefore recognize it may be counter-productive to try and recover every cost, charge or expense, particularly those which are insignificant or de minimis.

(b)Taxes. The fees and charges payable under this Agreement are exclusive of any sales tax or excise tax or other similar charges which may be imposed by a governmental authority.  Each Party agrees to remit to the other any such charges promptly upon being billed by the other Party.

(c)Corrections/Adjustments. The Parties agree to develop, through an Operating Committee or their Boards of Directors, mutually acceptable reasonable processes and procedures for conducting any reviews and making adjustments thereof.  Payments will then be promptly billed and paid.

Section 6.	Personnel.

(a)Right to designate and change personnel.  The Party providing the respective Management Services (“Service Provider”) will have the right to designate which personnel it will assign to perform such Management Services.  The Service Provider also will have the right to remove and replace any such personnel at any time or designate any of its affiliates or a Subcontractor (as defined below) at any time to perform the Management Services, subject to the provisions of Section 6(c) hereof: provided, however, that the Service Provider will use Commercially Reasonable Efforts (as defined below) to limit the disruption to the other Party (“Service Recipient”) in the transition of the Management Services to different personnel or to a Subcontractor.  In the event that personnel with the designated level of experience are not then employed by the Service Provider, the Service Provider will use Commercially Reasonable Efforts to provide such personnel or Subcontractor personnel having an adequate level of experience; provided, however, that the Service Provider will have no obligation to retain any individual employee for the sole purpose of providing the applicable Services.  For the purposes of this Agreement, the term “Commercially Reasonable Efforts” means the efforts that a reasonable and prudent person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type envisaged by this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the person subject to that obligation to assume any material obligations or pay any material amounts to a third party.

(b)Financial Responsibility.  The Service Provider will pay for all personnel expenses, including wages, of its employees performing the Management Services.

(c)Service Managers and Chief Representatives.  During the Term of this Agreement, each Party will appoint (i) one of its employees (the “Service Manager”) who will have overall responsibility for managing and coordinating the delivery of the Management Services and who shall serve as such Party’s representative on the Operating Committee and (ii) one of its employees for each service as indicated in each Transition Services Schedule (the “Chief Representative”).  The Service Manager and the Chief Representatives will coordinate and consult with the Service Recipient.  The Service Provider may, at its discretion, select other individuals to serve in these capacities during the Term of this Agreement upon providing notice to the other Party.  For the avoidance of doubt, a Chief Representative may serve as such in respect of one or more Transition Services Schedules.

(d)Subcontractors.

(1)Subcontractors.  The Service Provider may, subject to Section 6(d)(2) hereof, engage a “Subcontractor” to perform all or any portion of the Service Provider’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section 10(n) of this Agreement regarding confidentiality and non-use of information, and provided further that the Service Provider remains responsible for the performance of such Subcontractor and for paying the Subcontractor.  As used in this Agreement, “Subcontractor” will mean any person or entity engaged to perform hereunder, other than employees of the Service Provider of its affiliates.

(2)Assignment.  In the event of any subcontracting by the Service Provider to a non-affiliate of the Service Provider of all or any portion of the Service Provider’s duties under this Agreement, the Service Provider shall assign and transfer to the Service Recipient the full benefit of all such non-affiliate subcontractor’s performance covenants, guarantees, warranties or indemnities (if any), to the extent same are transferable or assignable, in the respect of the portion of the Services provided to the Service Recipient pursuant to such subcontracting; and if such guarantees, warranties, indemnities and benefits are not assignable, the Service Provider shall use Commercially Reasonable Efforts to procure the benefit of same for the Service Recipient through other legal permissible means.  The Service Provider will also reasonably endeavor to permit the assignment of any Subcontractor engagement to a Service Recipient or its affiliates at the request of the Service Recipient upon termination of Service hereunder.

(e)Insurance.  Each Party shall obtain and maintain at its own expense insurance of the type generally maintained in the ordinary course of its business.  Except as otherwise specified in the Transition Services Schedules, the Service Provider shall not be required to obtain and maintain any particular insurance in relation to providing any Service.

Section 7.Consents of Third Parties.  Each Party shall use commercially reasonable efforts, at the other Party’s direction and expense, to obtain any consents or software licenses from third parties necessary for the continuation of the requested Management Services; provided, that such Party shall have no obligation to provide Management Services for which such consent is required and shall not have been obtained, despite such Party’s use of commercially reasonable efforts to obtain such consent.

Section 8.Limitations of Liability; Indemnification. LGL will indemnify, defend and hold harmless Mtron its affiliates and its businesses and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (a “Mtron Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses, reasonable attorney’s fees, and court or arbitration costs (“Losses”) (i) arising out of a claim by a third party against a Mtron Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of a member of the LGL Group (as such term is defined in the Distribution Agreement) under or related to this Agreement, or (ii) in the event of (A) the gross negligence, willful misconduct or fraud of a member of the LGL Group; (B) the failure of LGL to perform the LGL Management Services after the Distribution in accordance with the terms of this Agreement; or (C) the breach by LGL of this Agreement.  Mtron will indemnify, defend and hold harmless LGL its affiliates and businesses and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “LGL Indemnitee”), from and against all Losses (i) arising out of a claim by a third party against a LGL Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of a member of the Mtron Group (as such term is defined in the Distribution Agreement) under or related to this Agreement, or (ii) in the event of (A) the gross negligence, willful misconduct or fraud of a member of the Mtron Group; (B) the failure of Mtron to perform the Mtron Management Services after the Distribution in accordance with the terms of this Agreement; or (C) the breach by Mtron of this Agreement.

Section 9.Disclaimer of Warranties.  SUBJECT TO Section 3 HEREOF, EACH OF THE PARTIES DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER.  NEITHER LGL NOR MTRON MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

Section 10.	Miscellaneous Provisions.

(a)Complete Agreement; Construction.  Except as set forth in the Tax Indemnity and Sharing Agreement and the Distribution Agreement, each dated of even date herewith, between the Parties, this Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b)Counterparts.  For the convenience of the Parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

(c)Notices.  Any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by FedEx or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by United States Certified Mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to LGL, at:	The LGL Group, Inc. 249 Royal Palm Way Suite 503 Palm Beach, FL 33480 Attention: Ivan Arteaga, Chief Financial Officer
If to Mtron, at:	M-tron Industries, Inc. 2525 Shader Road Orlando, FL 32804 Attention: James W. Tivy, Chief Financial Officer

(d)Waivers.  The failure of any Party hereto to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

(e)Modification or Amendments.  The Parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective Parties.

(f)Assignment; Successors and Assigns.  No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of each of the other Party hereto in its sole and absolute discretion.  Any such conveyance, assignment or transfer without the express written consent of each of the other parties shall be void ab initio.  No assignment of this Agreement or any rights hereunder shall relieve each of the assigning parties of its obligations hereunder.  Any successor by merger to a Party to this Agreement shall be substituted for such Party as a party to this Agreement, and all obligations, duties and liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and liabilities of the substituting party, enforceable against the substituting party as a principal, as though no substitution had been made.

(g)Third Party Beneficiaries.  This Agreement is for the purpose of defining the respective rights and obligations of the Parties hereto and is not for the benefit of any employee; creditor or other third party, except as may be expressly set forth herein.

(h)Indemnification for Expenses; Attorney Fees.  A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Party hereto for and against all out-of-pocket expenses, including, without limitation, reasonable legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement, should such Party prevail in such action.  The payment of such expenses is in addition to any other relief to which such other Party may be entitled hereunder or otherwise.

(i)Captions.  All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(j)Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

(k)Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles.

(l)Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

(m)Cooperation; Further Assurances.  The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision of the Services.  Each Party will take such actions as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

(n)Records; Confidentiality.  Each Party shall keep full and detailed records dealing with all aspects of the Services performed by it and shall provide access to the other Party to such records at all reasonable times.  Each Party hereto shall keep, and shall cause its officer, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives (“Representatives”) to keep the other Party’s information, whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as “confidential” or “proprietary,” together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving Party or any of its Representatives which contain or otherwise reflect such information, together with any and all copies, extracts or other reproductions of any of the same (the “Information”), strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information, and who agree to be bound by this Section 10(n) and not to disclose such Information to any other person.  Without the prior written consent of the other parties, neither Party nor any of its respective Representatives shall disclose the other Party’s Information to any person or entity except as may be required by law or judicial process and in accordance with this Section 10(n).  The term “Information” does not include information that: (i) is or becomes generally available to the public through no wrongful act of the receiving Party or its Representatives; (ii) is or becomes available to the receiving Party on a non-confidential basis from a source other than the providing Party or its Representatives, provided that such source is not known by the receiving Party to be subject to a confidentiality agreement with the providing Party; or (iii) has been independently acquired or developed by the receiving Party without violation of any of the obligations of the receiving Party or its Representatives under this Agreement.

(o)Arbitration.  Any dispute with respect to this Agreement shall be arbitrated in Orange County, Florida, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  There will be a single neutral arbitrator selected who resides in Orange County, Florida.  The American Arbitration Association will provide a list of five (5) neutral arbitrators.  The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators.  Each Party will have no more than twenty-four (24) hours to take its turn striking a name of a neutral arbitrator.  The final remaining arbitrator will serve as the neutral arbitrator.  Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator's award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any Florida court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE LGL GROUP, INC.
By: James W. Tivy
Name: James W. Tivy
Title: Chief Financial Officer

M-TRON INDUSTRIES, INC.
By: /s/ Linda Biles
Name: Linda Biles
Title: Vice President/Controller

[Signature Page to Transitional Administrative and Management Services Agreement]

EXHIBIT A

LGL Management Services

1.	ERP system access, to be charged at a rate of $5,000 per month
2.

General corporate management services, which may include, but not be limited to, operations, supervision of operating subsidiaries, strategic planning, acquisition analysis, investment banking and financial advisory services, supervision of the preparation of corporate tax returns, supervision of financial reporting and other applicable regulatory matters.

EXHIBIT B

Mtron Management Services

1.	Operations and general administrative, including:
(a)	IT services, to be charged at a rate of $4,000 per month
(b)	AP/AR service, to be charged at a rate of $4,000 per month
(c)	Payroll Services, to be charged at a rate of $1,000 per month
2.

General corporate management services, which may include, but not be limited to, operations, supervision of operating subsidiaries, strategic planning, acquisition analysis, investment banking and financial advisory services, supervision of the preparation of corporate tax returns, supervision of financial reporting and other applicable regulatory matters.